Exhibit 99.01

EXECUTION COPY

TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition and Separation Agreement and General Release (this “Agreement”) is made as of this 10th day of April 2008 (the “Effective Date”), by and between Eileen Kamerick (the “Executive”) and Heidrick & Struggles International, Inc. and its affiliates (collectively, the “Company”), concerning the Executive’s transition and separation from employment with the Company.

WHEREAS, the Company and the Executive entered into a Letter Agreement dated June 1, 2004, as amended April 8, 2005, March 27, 2006 and April 13, 2007 (collectively, the “Letter Agreement”);

WHEREAS, the Executive has stated her intent to resign her positions as Executive Vice President, Chief Financial Officer and Chief Administrative Officer in order to accept another position and the Company recognizes the Executive’s service to the Company;

WHEREAS, the Executive and the Company have agreed that the Executive’s employment with the Company will end effective on May 10, 2008 or on such earlier date as may be mutually agreed upon by the Company and the Executive (the “Separation Date”); and

WHEREAS, the Company and the Executive intend this Agreement to document the complete understanding of the parties as to all rights of the Executive under the Letter Agreement or otherwise relating to the Executive’s employment by, and transition and separation from employment with, the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Transition/Separation. The Executive’s employment as Executive Vice President, Chief Financial Officer and Chief Administrative Officer shall terminate as of the close of business on the Separation Date. Through the Separation Date, the Executive will continue to: (a) serve as an employee of the Company with the same duties and responsibilities as before and under the same terms and conditions set forth in the Letter Agreement, (b) be paid the Executive’s currently monthly salary ($45,833.33 per month), and (c) be eligible to participate in all benefit plans and programs available to employees of Heidrick & Struggles, Inc. generally, in accordance with the terms of such plans and programs. Any business expenses properly incurred by the Executive prior to the Separation Date will be reimbursed in accordance with the Company’s expense reimbursement policy. Through the Separation Date, the Executive shall take reasonable and appropriate actions to cooperatively and smoothly transition the duties and responsibilities of the position of Executive Vice President, Chief Financial Officer and Chief Administrative Officer to her successor or successors.

2. Bonus.

(a) 2007 Bonus. On or about February 29, 2008, the Executive was paid a bonus payment from the Company for her performance in 2007. Such bonus was paid at 105% of Target Bonus ($577,500) (“Bonus Payment”) in a single lump-sum cash payment, less applicable tax withholdings.

(b) 2008 Bonus. The Executive shall receive a “Pro-rata Bonus Payment” for her service in 2008 through the Separation Date, which will be paid as soon as practicable after the Separation Date, but no later than 30 days after the Separation Date. The amount of the Pro-rata Bonus Payment shall be the product of (i) $1,503, multiplied by (ii) the number of days in the period beginning on January 1, 2008 and ending on (and including) the date of the Separation Date. Such payment is contingent, however, upon the Executive’s: (a) execution and delivery of the General Release and Waiver attached as Exhibit A to this Agreement (the “Release”) during the 21-day period following the Separation Date with such delivery pursuant to Section 16(d) below, (ii) non-revocation of the Release, and (iii) continued compliance with all of the terms and conditions of this Agreement.

3. Separation Payment. The Executive shall receive a separation payment (the “Separation Payment”) of: (i) 12 months of Base Salary equal to $550,000, and (ii) 12 months of Target Bonus equal to $550,000, for a total Separation Payment of $1,100,000. To avoid subjecting the Executive to the possible payment of any interest or additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Separation Payment will be paid to the Executive as follows: (x) $460,000 will be paid in a lump-sum cash payment within thirty (30) days following the Separation Date, and (y) $640,000 will be paid in a lump-sum cash payment on the first day of the seventh month following the Separation Date. The Company’s obligation to pay the Separation Payment is conditioned upon the Executive’s: (i) execution and delivery of the Release during the 21-day period following the Separation Date with such delivery pursuant to Section 16(d) below, (ii) non-revocation of the Release, and (iii) continued compliance with all of the terms and conditions of this Agreement.

4. Equity Awards.

(a) Subject to Sections 4(b) and (c) below and effective as of the Separation Date, the Executive shall forfeit and/or relinquish any and all interests and rights in and under all unvested equity awards granted under any plan or program maintained by the Company, and all option awards which are vested as of the Separation Date shall continue to be exercisable for a period of sixty (60) days following the Separation Date. Other than the awards set forth on Exhibit B hereto, the Executive acknowledges and agrees that the Executive does not possess, nor is the Executive entitled to, any other equity awards under any plan or program of the Company.

(b) On the Separation Date, the Executive shall be vested in the number of options which would have vested to the Executive on May 31, 2008 had the Executive’s option awards provided for pro-rata monthly vesting. This vesting treatment is as documented on Exhibit B to this Agreement.

(c) On the Separation Date, the Executive shall receive the number of restricted stock units that would have vested to the Executive on May 31, 2008 had the Executive’s restricted stock unit awards provided for pro-rata monthly vesting. This vesting treatment is as documented on Exhibit B to this Agreement.

(d) The Company’s obligation to provide vesting per Sections 4(b) and (c) above, to the extent such vesting is greater than the Executive would have had without such Subsections, is conditioned upon the Executive’s: (i) execution and delivery of the Release during the 21-day period following the Separation Date with such delivery pursuant to Section 16(d) below, (ii) non-revocation of the Release, and (iii) continued compliance with all of the terms and conditions of this Agreement.

5. Termination of Benefits. Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, the Executive’s continued participation in all employee benefit plans (pension and welfare) and compensation plans will cease as of the Separation Date. Any payments made to the Executive pursuant to this Agreement, other than with respect to the continued payment of salary to the Separation Date, shall be disregarded for purposes of determining the amount of benefits to be accrued on behalf of the Executive under any pension or other benefit plan maintained by the Company. Nothing contained herein shall limit or otherwise impair the Executive’s right to receive pension or similar benefit payments which are vested as of the Separation Date under any applicable tax qualified pension or other tax qualified benefit plan.

6. Medical Benefits. The Executive’s entitlement to continue family medical coverage, which shall include vision and dental coverage, under the benefit plans of the Company operated in the United States will be determined in accordance with the provisions of COBRA.

7. No Other Payments. The Executive agrees and acknowledges that, other than as specifically provided for in this Agreement, no additional payments are due from the Company on any basis whatsoever.

8. Release. As part of this Agreement, and in consideration of the additional payments provided to the Executive in accordance with this Agreement, the sufficiency of which is hereby acknowledged, the Executive is required to execute the Release within the 21-day period following the Separation Date, deliver the executed Release to the Company per Section 16(d) below, and not revoke the Release.

9. Assistance with Claims. The Executive agrees to cooperate with the Company or any affiliate in the defense, prosecution or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate arising during the period of the Executive’s employment with the Company (the “Employment Period”) or relating to any decisions in which the Executive participated or any matter of which the Executive had knowledge. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any claims that may be filed against the Company or any affiliate relating to the Employment Period. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or private) of the Company or any affiliate (or their actions) relating to any matter, regardless of whether a lawsuit has then been filed against the Company or any affiliate with respect to such investigation. Specifically and without limitation, the Executive will attend and participate in meetings and interviews conducted by Company personnel, and/or attorneys appointed by the Company and may be represented by counsel who may attend such meetings and interviews, and execute written affidavits confirming the Executive’s statements in such meetings in respect of any such matters; provided such meetings do not unreasonably interfere with the Executive’s employment or self-employment entered into after the Separation Date. The Executive will make herself available for the foregoing at mutually convenient times during business hours from time to time as reasonably requested by the Company. Promptly upon the receipt of the Executive’s written request, the Company agrees to reimburse the Executive for all reasonable out-of-pocket expenses associated with such cooperation, including, without limitation, meals, lodging, travel, and ground transportation expenses; provided, however, subject to Section 16(k) of this Agreement, that such reimbursement shall specifically exclude any fees for legal representation engaged by the Executive, that is not otherwise reimbursable pursuant to the Company’s policies in effect at such time or the Company’s By-Laws. This Paragraph 9 shall not preclude the Executive from responding to an inquiry in an honest manner.

10. Non-Disparagement. (a) The Executive agrees that on and after the Effective Date, the Executive will not make any disparaging, critical or derogatory statement about the Company or any affiliate or their shareholders or any of their current or former officers, directors or employees or otherwise make disparaging comment on any aspects of the Executive’s employment with the Company or the separation therefrom; (b) the Company agrees not to make any disparaging, critical or derogatory statement (defined, solely for purposes of this paragraph 10(b), as a press release, filing with any governmental agency, web site posting or similar public disclosure made by the Company’s executive officers or a reference in response to an inquiry from a potential employer regarding the Executive) about the Executive or the Executive’s employment with the Company or the separation therefrom; and (c) the provisions of this paragraph 10(a) and 10(b) shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Executive, or the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures. All reference inquiries shall be made to the Company’s Human Resources Department and shall be handled in a manner consistent with the Company’s then-applicable policies.

11. Continued Application of Restrictive Covenants Contained in Letter Agreement. Except as may be modified by the following provisions of this Paragraph 11, the Executive expressly acknowledges and agrees that the Executive will continue to remain subject to the Confidentiality provision (Section 9) and Non-Solicitation/Non-Competition provisions (Section 10) of the Letter Agreement, and any confidentiality, non-solicitation and non-competition provisions entered into in connection with any other agreement or compensation award with the Company (the “Covenants”), and further agrees that the obligations under the Covenants are not limited in any way by this Agreement or separation from employment with the Company.

(a) The Executive shall return all documents, records and property of the Company no later than the Separation Date. Without limiting the generality of the foregoing, the Executive shall return to the Company no later than the Separation Date any and all original and duplicate copies of all the Executive’s work product and of files, calendars (except for personal calendars), books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, computer disks and diskettes), mobile telephones (including SIM cards and the like), Blackberry devices, personal data assistants (PDAs), fax machines, and any other magnetic and other media materials the Executive has in the Executive’s possession or under the Executive’s control that belong to the Company that contain confidential or proprietary information concerning the Company or their clients or operations. The Executive also must return to the Company by the Separation Date any keys, credit cards and I.D. cards that belong to the Company or any of its affiliates but are in the Executive’s possession or within the Executive’ s control.

(b) The Executive agrees not to instigate or participate in any administrative or judicial proceeding against the Company or any affiliate (except for proceedings to enforce this Agreement) unless requested by the Company or otherwise required by law. Excluded from this covenant not to sue are any claims that by law cannot be waived, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive is, however, waiving the Executive’s right to any monetary recovery should any such agency (such as the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf.

(c) Subject to the foregoing provisions of this Paragraph 11, the Company will continue to have the right to enforce such obligations of the Covenants.

12. Disclosure to Prospective New Employer(s). The Executive agrees that, prior to the commencement of any new employment, if prior to the end of the expiration of the restrictive provisions of the Covenants, the Executive will furnish the prospective new employer with a copy of the provisions of this Agreement (and as needed, relevant provisions of the Letter Agreement or any other agreement with the Company) relating to the Covenants. The Executive also agrees that, during such period, the Company may advise any new employer or prospective new employer of the provisions of this Agreement relating to the Covenants and furnish the new employer or prospective new employer with a copy of such provisions (and as needed, relevant provisions of the Letter Agreement or any other agreement with the Company).

13. Withholding for Taxes. All benefits and payments provided to the Executive pursuant to this Agreement, which are required to be treated as compensation shall be subject to all applicable tax withholding and reporting requirements.

14. Settlement of Disputes. The settlement of disputes provisions set forth in Section 11 of the Letter Agreement are hereby incorporated by reference and are made part of this Agreement and shall be applicable for all disputes as may arise hereunder, regardless of whether the Letter Agreement is, or may deemed to be, in full force and effect.

15. Attorneys Fees. In the event of any dispute with respect to a breach or asserted breach of this Agreement, the prevailing party as determined by the presiding judge or arbitration panel in said proceeding shall be entitled to recover such party’s reasonable attorneys’ fees, experts’ fees, costs and expenses from the other party.

16. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) Entire Agreement. This Agreement reflects the entire agreement between the Executive and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof, it being acknowledged, however, that the Executive shall continue to be subject to the Covenants. To the extent that the terms of this Agreement (including Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement (including Exhibits to this Agreement) shall be deemed to incorporate by reference such terms or provisions of such other documents.

(d) Notices. Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (a) when received, (b) upon personal delivery to the party notified, (c) one business day after delivery via facsimile with electronic confirmation of successful transmission, (d) one business day after delivery via an overnight courier service or (e) five days after deposit with the United Postal Service, and addressed as follows:

to the Executive at:	2627 North Greenview
Chicago, IL 60614
Fax: (773) 929-5420

to the Company at:	Heidrick & Struggles International, Inc.
233 South Wacker Drive
Suite 4200 Sears Tower
Chicago, IL 60606-6303
Attn: General Counsel
Fax: (312) 496-1297

(e) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by the Company following a breach by the Executive of any provision of this Agreement shall not preclude the Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(f) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(g) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(h) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(i) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(j) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by the Executive or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(k) Indemnification. The Executive shall continue to be eligible for indemnification by the Company to the extent provided to other former executives of the Company, as provided in the Company By-Laws as currently in effect, any policy of insurance obtained by the Company or as may be required by Delaware law.

(1) Internal Revenue Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable to the Executive from the Company, per this Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax. This provision includes, but is not limited to, Treasury Regulation Section 1.409A-3(g)(2), relating to a six-month delay in payment of deferred compensation to a “specified employee” (as defined in the Treasury Regulations under Section 409A) upon a separation from service.

IN WITNESS WHEREOF, this Transition and Separation Agreement and General Release has been duly executed as of the Effective Date.

Eileen Kamerick	Heidrick & Struggles International, Inc.

	By:	K. Steven Blake
	Title:	EVP, Gen. Counsel & Secretary

Exhibit A

GENERAL RELEASE AND WAIVER

1. This document (the “Release”) is attached to, is incorporated into, and forms a part of, a Transition and Separation Agreement and General Release, dated April     , 2008 (the “Agreement”) by and between Heidrick & Struggles International, Inc. (the “Company”) and Eileen Kamerick (the “Executive”). Except for (i) a Claim (as defined below) based upon a breach of the Agreement, (ii) a Claim which is expressly preserved by the Agreement, (iii) a Claim duly filed pursuant to the group welfare and retirement plans of the Company, or (iv) a Claim filed pursuant to any policy of liability insurance or the Company’s By-Laws, the Executive, on behalf of herself and the other Executive Releasors (as defined below), releases and forever discharges the Company and the other Company Releasees (as defined below) from any and all Claims which the Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Executive’s signature on this General Release and Waiver and shall include, without limitation, Claims (other than those specifically excepted above) arising out of or related to the Letter Agreement dated June 1, 2004, as amended April 8, 2005, March 27, 2006 and April 13, 2007, and Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Employee Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Fair Labor Standards Act, as amended; (j) The Occupational Safety and Health Act, as amended; (k) The Family and Medical Leave Act of 1993; (l) any state or local anti-discrimination law; (m) any state wage and hour law; (n) any other local, state or federal law, regulation or ordinance; (o) any public policy, contract, tort, or common law; or (p) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The Executive further represents that, except as set forth in the following sentence, the Executive has not, and never will, institute against the Company or any of the Company Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any Claim or cause of action of any type, other than as provided under (i), (ii), (iii) or (iv) above, arising or which may have existed at any time prior to the effective date of the Agreement. Excluded from this covenant not to sue are any claims that by law cannot be waived, including but not limited to the right to participate in an investigation conducted by certain government agencies. The Executive is, however, waiving the Executive’s right to any monetary recovery should any such agency (such as the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf. If the Executive institutes a claim that is not permitted by the foregoing, the Executive agrees to pay the reasonable costs incurred by the Company or any of the Company Releasees in defending such action, including reasonable attorneys’ fees, experts’ fees and costs.

2. For purposes of this Release, the terms set forth below shall have the following meanings:

(a) The term “Agreement” shall include the Agreement and the Exhibits thereto.

(b) The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(c) The term “Company Releasees” shall include the Company and its affiliates and their current, former and future officers, directors, trustees, members, employees, shareholders, partners, assigns and administrators and fiduciaries under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

(d) The term “Executive Releasors” shall include the Executive, and the Executive’s family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

3. The Executive acknowledges that: (a) the Executive has read and understands this Release and the Agreement in their entirety; (b) the payments and other benefits provided to the Executive under the Agreement exceed the nature and scope of that to which the Executive would otherwise have been entitled to receive from the Company; (c) the Executive has been advised in writing to consult with an attorney about this Release and the Agreement before signing and has had ample opportunity to do so; (d) the Executive has been given twenty-one (21) days to consider this Release and the Agreement before signing; (e) the Executive has the right to revoke this Release in full within seven (7) calendar days of signing it by providing written notice to the Company per the notice provisions of Section 16(d) of the Agreement, and that this Release shall not become effective until that seven-day revocation period has expired; and (f) the Executive enters into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

* * * *

Eileen Kamerick

Date:

Exhibit B

NON-QUALIFIED STOCK OPTIONS

Grant Date	Number of Shares	Option Exercise Price	Vested as of Separation Date Absent Section 4(b) Vesting	Forfeited as of Separation Date Absent Section 4(b) Vesting	Section 4(b) Vesting *	Total Vested as of Separation Date	Expiration of Vested Options
(1) 3/10/05	13,000	$36.17	13,000	0	0	13,000	60 days after Separation Date

(2) 3/3/06	13,000	$32.96	8,666	4,334	1,084	9,750	60 days after Separation Date

(3) 3/9/07	13,000	$46.86	4,333	8,667	1,083	5,416	60 days after Separation Date

TOTAL	39,000		25,999	13,001	2,167	28,166

(1)	This award vests ratably over 3 years: (1) 1/3 on 3/10/06, (2) 1/3 on 3/10/07 and (3) 1/3 on 3/10/08.
(2)	This award vests ratably over 3 years: (1) 1/3 on 3/3/07, (2) 1/3 on 3/3/08 and (3) 1/3 on 3/3/09.
(3)	This award vests ratably over 3 years: (1) 1/3 on 3/9/08, (2) 1/3 on 3/9/09 and (3) 1/3 on 3/9/10.
*	Pursuant to Section 4(b) of the Agreement, on the Separation Date, the Executive shall vest in the number of options which would have vested to the Executive on May 31, 2008 had the Executive’s option awards provided for pro-rata monthly vesting.

RESTRICTED STOCK UNITS

Grant Date	Number of Shares	Vested as of Separation Date Absent Section 4(c) Vesting	Forfeited as of Separation Date, Absent Section 4(c) Vesting	Section 4(c) Vesting **	Total Vested as of Separation Date
(4) 3/10/05	6,500	6,500	0	0	6,500
(5) 3/10/05	30,000	30,000	0	0	30,000
(6) 3/3/06	6,500	4,333	2,167	542	4,875
(6) 3/3/06	2,670	1,780	890	223	2,003
(7) 11/03/06	750	250	500	146	396
(8) 3/9/07	6,500	2,166	4,334	542	2,708
(8) 3/9/07	1,589	529	1,060	133	662
TOTAL	54,509	45,558	8,951	1,586	47,144

(4)	This award vests ratably over 3 years: (1) 1/3 on 3/10/06, (2) 1/3 on 3/10/07 and (3) 1/3 on 3/10/08.
(5)	This award is subject to a 3 year cliff vesting with 100% vesting on 3/10/08.
(6)	This award vests ratably over 3 years: (1) 1/3 on 3/3/07, (2) 1/3 on 3/3/08 and (3) 1/3 on 3/3/09.
(7)	This award vests ratably over 3 years: (1) 1/3 on 11/3/07, (2) 1/3 on 11/3/08 and (3) 1/3 on 11/3/09.
(8)	This award vests ratably over 3 years: (1) 1/3 on 3/9/08, (2) 1/3 on 3/9/09 and (3) 1/3 on 3/9/10.
**	Pursuant to Section 4(c) of the Agreement, on the Separation Date, the Executive shall receive the number of shares of restricted stock that would have vested to the Executive on May 31, 2008 had the Executive’s restricted stock award provided for pro-rata monthly vesting.